Kristin H. Ives

Partner

KIves@Stradley.com

215-564-8037

Exhibit No. EX-99.11(a)

[STRADLEY RONON STEVENS & YOUNG, LLP LETTERHEAD]

September 19, 2003

Gartmore Mutual Funds

1200 River Road

Conshohocken, PA 19428

RE:	Gartmore Mutual Funds (the “Trust”) — Registration Statement on Form N-14, to be filed under the Securities Act of 1933, as amended, on or about September 22, 2003 (the “Registration Statement”)

Ladies and Gentlemen:

In connection with the filing of the Registration Statement, it is our opinion that, upon the effectiveness of the Registration Statement, the number of Class A, B, and C, and Institutional Service Class shares of beneficial interest of the Gartmore Growth Fund, a series of the Trust, to be issued pursuant to the terms of the Plan of Reorganization by the Trust, on behalf of the Gartmore Growth Fund and the Nationwide Large Cap Growth Fund, dated as of September 18, 2003 (the “Plan”), when issued for the consideration described, and delivered as provided, in the Plan and the Registration Statement will be legally issued, fully paid and nonassessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, STRADLEY RONON STEVENS & YOUNG, LLP

/s/ Kristin H. Ives Kristin H. Ives, a Partner